Exhibit 1.1

UNOFFICIAL ENGLISH TRANSLATION

ARTICLES OF ASSOCIATION

of:

Ermenegildo Zegna N.V.

with corporate seat in Amsterdam

dated 17 December 2021

1 DEFINITIONS AND INTERPRETATION.

1.1 Definitions.

In these articles of association, the following terms have the following meaning:

Affiliates :	with respect to any Person, any Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person, with “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the holding of shares with voting rights, by contract or otherwise; provided that (i) members of the IIAC Sponsor Group, on the one hand, and the Company, on the other hand, shall not be Affiliates of each other for purposes of this definition and (ii) with respect to IIAC Sponsor, “Affiliates” shall include investment funds or special purpose vehicles managed or owned by any Affiliates of the IIAC Sponsor;

Annual Accounts :	the Company’s annual accounts as referred to in article 2:361 BW;

Board :	the Company’s board of directors;

Board Regulations :	the regulations adopted by the Board as referred to in article 8.1.6 of these articles of association;

BW :	the Dutch Civil Code (Burgerlijk Wetboek);

Chief Executive Officer :	the Executive Director designated as chief executive officer;

Chairperson :	the Director designated as Chairperson;

Company :	Ermenegildo Zegna N.V.;

Director :	an Executive Director or a Non-Executive Director;

Executive Director :	a member of the Board designated as executive director having responsibility for directing the day-to-day affairs;

General Meeting :	the corporate body that consists of Shareholders and all other Persons with Meeting Rights, or the meeting in which Shareholders and all other Persons with Meeting Rights assemble;

Group Company :	a Company’s group company as referred to in article 2:24b BW;

Hedged Positions :	the hedging positions and arrangements that effectively transfer IIAC Sponsor’s or its Affiliates’ economic interest in the Company to a third party (e.g., forward sale contracts); provided that the definition of “Hedged Positions” shall not include hedging positions and arrangements (i) in which IIAC Sponsor’s or its Affiliates’ economic interest in the Company is retained (e.g., pledges, margin loans), (ii) that minimize exposure to certain risks independent of the business operations of the Company (e.g., currency exchange swaps), or (iii) that marginally cap or limit IIAC Sponsor’s and its Affiliates’ upside or downside risk while maintaining material economic exposure (e.g., puts, calls and collars) as determined by the Board and IIAC Sponsor in good faith;

IIAC Sponsor :	Investindustrial Acquisition Corp. L.P., an English limited partnership;

IIAC Sponsor Group :	the IIAC Sponsor and its Affiliates;

IIAC Sponsor Nominee :	the Non-Executive Director appointed by the General Meeting at the binding nomination of the IIAC Sponsor as referred to in article 8.2.1 of these articles of association, if applicable;

Lead Non-Executive Director :	the Non-Executive Director designated as lead non-executive director and who shall serve as the chair of the Board, or Voorzitter, as referred to under Dutch law;

Loyalty Register :	the register as referred to in article 7.1.2 of these articles of association;

Management Report :	the Company’s management report as referred to in article 2:391 BW;

Market Disruption Event :	with respect to any date, (i) the failure by NYSE or, if the Ordinary Shares are not then listed on the NYSE, the principal United States national or regional securities exchange on which the Ordinary Shares are then listed, or, if the Ordinary Shares are not then listed on a United States national or regional securities exchange, the principal other market on which the Ordinary Shares are then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than two consecutive hours of trading or during the one-half hour period before the close of trading in that market, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Ordinary Shares or in any options contracts, warrants or futures contracts relating to the Ordinary Shares;

Meeting Rights :	the right, either in person or by proxy authorized in writing, to attend and address the General Meeting;

Minimum Holding Requirement :	the beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of at least five percent (5%) of the issued and outstanding Ordinary Shares by the IIAC Sponsor Group, excluding (i) any Hedged Positions as evidenced by the IIAC Sponsor in writing and (ii) any Ordinary Shares held in escrow to the extent such Ordinary Shares have not been released from escrow to the applicable IIAC Sponsor Group member pursuant to an agreement between the Company, the IIAC Sponsor Group and any applicable third parties;

Non-Executive Director :	each member of the Board designated as non-executive director and having oversight responsibilities but not responsibility to manage the day-to-day affairs of the Company;

NYSE :	New York Stock Exchange;

Ordinary Share :	an ordinary share in the Company’s share capital;

Person :	a natural person, partnership, company, corporation, association with or without legal personality, cooperative, mutual insurance society, foundation, trust, joint venture or any other similar entity, whether or not a legal entity;

Persons with Meeting Rights :	Shareholders, holders of a right of usufruct with Meeting Rights and holders of a right of pledge with Meeting Rights;

Persons with Voting Rights :	Shareholders with voting rights, holders of a right of usufruct with voting rights and holders of a right of pledge with voting rights;

Proceeding :	any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in that regard or any inquiry or investigation that could lead to such an action, suit or proceeding;

Record Date :	the twenty-eighth day prior to the date of a General Meeting, or such other day as prescribed by Dutch law;

Shareholder :	a holder of one or more Shares;

Share :	an Ordinary Share or a Special Voting Share;

Special Capital Reserve :	the separate reserve to be exclusively maintained by the Company to facilitate any issuance, conversion or cancellation of Special Voting Shares;

Special Voting Share :	a Special Voting Share A, a Special Voting Share B or a Special Voting C;

Special Voting Share A :	a class A special voting share in the Company’s share capital;

Special Voting Share B :	a class B special voting share in the Company’s share capital;

Special Voting Share C :	a class C special voting share in the Company’s share capital;

SVS Foundation :	Stichting Ermenegildo Zegna SVS;

SVS Terms :	the general terms and conditions applicable to the Special Voting Shares, as amended from time to time;

Subsidiary :	a subsidiary of the Company as referred to in article 2:24a BW; and

Trading Day :	a day on which (i) there is no Market Disruption Event; and (ii) trading in the Ordinary Shares generally occurs on the NYSE or, if the Ordinary Shares are not then listed on the NYSE, the principal United States national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Ordinary Shares are then traded.

1.2	Construction.

Any reference to a gender includes all genders, and any defined term in the singular includes the plural.

2	NAME, CORPORATE SEAT AND OBJECTS.

2.1	Name. Corporate seat.

2.1.1	The name of the Company is Ermenegildo Zegna N.V.

2.1.2	Its corporate seat is in Amsterdam, the Netherlands.

2.1.3	The place of effective management of the Company shall be in Italy.

2.2	Objects.

2.2.1	The Company’s objects are:

(a)	to incorporate, participate in and conduct the management of other companies and enterprises, including companies and enterprises operating in the (high-end) fabrics and clothing market;

(b)	to acquire, dispose of, manage, lease and utilize real property, personal property and other goods, including patents, trademark rights, licenses, permits and other industrial property rights;

(c)

to borrow, lend and raise funds, including the issue of bonds, promissory notes or other financial instruments and to enter into agreements in connection with aforementioned activities as well as to acquire, invest, trade, hold and dispose of (foreign) currencies, securities and other financial instruments;

(d)	to grant guarantees, bind the Company and to pledge or otherwise encumber its assets for obligations of the Company, Subsidiaries and third parties,

and to perform all activities which are incidental to or which may be conducive to any of the foregoing.

3	SHARE CAPITAL.

3.1	Share structure.

3.1.1	The authorised share capital of the Company amounts to eighteen million and seven hundred thousand euro (EUR 18,700,000) and is divided into:

(a)	four hundred million (400,000,000) Ordinary Shares, each with a nominal value of two eurocents (EUR 0.02);

(b)	two hundred million (200,000,000) Special Voting Shares A, each with a nominal value of two eurocents (EUR 0.02);

(c)	fifty million (50,000,000) Special Voting Shares B, each with a nominal value of eight eurocents (EUR 0.08); and

(d)	fifteen million (15,000,000) Special Voting Shares C, each with a nominal value of eighteen eurocents (EUR 0.18).

3.1.2

The Shares are registered and numbered consecutively, the Ordinary Shares from 1 onwards, the Special Voting Shares A from A1 onwards, the Special Voting Shares B from B1 onwards and the Special Voting Shares C from C1 onwards.

3.1.3	No share certificates shall be issued.

3.2	Issue of Shares.

3.2.1

Shares are issued pursuant to a resolution of the Board if the Board has been authorised to do so by a resolution of the General Meeting for a specific period with due observance of applicable statutory provisions. Such resolution of the General Meeting must state the maximum number of Shares that may be issued.

The authorisation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the authorisation may not be withdrawn.

3.2.2	If and insofar as the Board is not authorised as referred to in article 3.2.1, the General Meeting may resolve to issue Shares at the proposal of the Board.

3.2.3	Articles 3.2.1 and 3.2.2 equally apply to a grant of rights to subscribe for Shares, but do not apply to an issue of Shares to a Person exercising a previously acquired right to subscribe for Shares.

3.3	Payment for Shares.

3.3.1

Ordinary Shares may only be issued against payment of the nominal value plus, if the Ordinary Shares are subscribed for at a higher amount, the difference between these amounts. Ordinary Shares are issued in accordance with articles 2:80, 2:80a and 2:80b BW.

3.3.2	Payment on Shares must be made in cash if no alternative contribution has been agreed. Payment other than in cash must be made in accordance with the provisions in article 2:94b BW.

3.3.3

Ordinary Shares issued to (i) current or former employees of the Company or of a Group Company, (ii) current or former Directors to satisfy an obligation of the Company under an equity compensation plan of the Company, and (iii) holders of a right to subscribe for Shares granted in accordance with article 3.2.3 may be paid-up at the expense of the reserves of the Company.

3.3.4	Payment may be made in a currency other than the euro subject to the Company’s consent and in accordance with article 2:80a(3) BW.

3.3.5	The Board may perform legal acts as referred to in article 2:94 BW without the prior approval of the General Meeting.

3.4	Pre-emptive rights.

3.4.1	Upon the issue of Ordinary Shares, each holder of Ordinary Shares has a pre-emptive right in proportion to the aggregate amount of its Ordinary Shares. This pre-emptive right does not apply to:

(a)	Ordinary Shares issued to employees of the Company or of a Group Company;

(b)	Ordinary Shares issued against payment other than in cash; and

(c)	Ordinary Shares issued to a Person exercising a previously acquired right to subscribe for Ordinary Shares.

Holders of Special Voting Shares do not have pre-emptive rights to acquire newly issued Ordinary Shares and no pre-emptive rights exist with respect to the issue of Special Voting Shares.

3.4.2

The Board may resolve to restrict or exclude pre-emptive rights if and insofar as the Board has been authorised to do so by the General Meeting for a specific period with due observance of applicable statutory provisions. This designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the authorisation may not be withdrawn.

3.4.3	If and insofar as the Board is not authorised as referred to in article 3.4.2, pre-emptive rights may be limited or excluded by a resolution of the General Meeting at the proposal of the Board.

A resolution of the General Meeting to limit or exclude pre-emptive rights and a resolution to authorise the Board as referred to in article 3.4.2 requires a two/thirds majority of the votes cast if less than half of the issued share capital is represented at a General Meeting.

3.4.4	Subject to article 2:96a BW, when adopting a resolution to issue Ordinary Shares, the General Meeting or the Board determines how and during which period these pre-emptive rights may be exercised.

3.4.5	This article applies equally to a grant of rights to subscribe for Ordinary Shares.

3.5	Joint ownership.

3.5.1	The Persons entitled to a joint ownership of Shares may only be represented vis-à-vis the Company by one Person jointly designated by them in writing for that purpose.

The Board may, whether or not subject to certain conditions, grant an exemption from the first sentence of this article 3.5.1.

4	OWN SHARES AND CAPITAL REDUCTION.

4.1	Share repurchase. Disposal of Shares.

4.1.1

The Company may repurchase Shares against payment if and insofar as the General Meeting has authorised the Board to do so and with due observance of other applicable statutory provisions. This authorisation may be valid for repurchases from time to time for a specific period with due observance of applicable statutory provisions. The General Meeting determines in its authorisation how many Shares the Company may repurchase, in what manner and at what price range. Repurchase by the Company of partially paid-up Shares is null and void.

4.1.2

The authorisation of the General Meeting as referred to in article 4.1.1 is not required if the Company repurchases fully paid-up Ordinary Shares for the purpose of transferring these Ordinary Shares to employees of the Company or of a Group Company under any applicable equity compensation plan, provided that those Ordinary Shares are included in the price list of a stock exchange.

4.1.3	Any disposal of Shares held by the Company will require a resolution of the Board. Such resolution shall also stipulate any conditions of the disposal.

4.1.4

For the purposes of article 2:98(3) BW, the relevant balance sheet will be the most recent balance sheet adopted by either the General Meeting, as included in the most recently adopted Annual Accounts or as adopted by separate resolution at the proposal of the Board, or by the Board.

4.2	Capital reduction.

4.2.1	The General Meeting shall have the authority to pass a resolution to reduce the issued share capital by:

(a)	cancelling (i) Shares which the Company holds in its own share capital or (ii) all issued Special Voting Shares of any class; or

(b) reducing the nominal value of the Shares by means of an amendment to these articles of association.

The resolution shall state the Shares to which the resolution relates and how the resolution will be implemented.

4.2.2

Subject to article 4.2.3, a resolution to reduce the share capital shall require a simple majority of the votes cast in a General Meeting, provided, however, that such resolution shall require a majority of at least two/thirds of the votes cast in a General Meeting if less than half of the issued capital is represented at the meeting.

4.2.3	A resolution to cancel all issued Shares of a class of Special Voting Shares shall be subject to approval of the meeting of holders of such class of Special Voting Shares.

4.2.4

Cancellation of a class of Special Voting Shares shall take place without repayment of the nominal value of the class of Special Voting Shares, which nominal value shall be added to the Special Capital Reserve.

4.2.5

The reduction of the nominal value of any class of Shares, with or without repayment, must be made pro rata on all Shares concerned. Any reduction of the nominal value of Special Voting Shares shall take place without repayment.

4.2.6	A reduction of the issued capital of the Company is furthermore subject to the provisions of sections 2:99 and 2:100 BW.

5	SPECIAL VOTING SHARES.

5.1	Option right SVS Foundation.

5.1.1

The SVS Foundation has the right to subscribe for a number of Special Voting Shares A, Special Voting Shares B and Special Voting Shares C included in the Company’s authorised share capital from time to time.

5.1.2	Pursuant to article 5.2.3, Special Voting Shares issued to the SVS Foundation are paid-up out of the Special Capital Reserve.

5.1.3	The Board may implement article 5.1.1 in further detail by means of an agreement, instrument or otherwise and the terms of such implementation may be amended by the Board.

5.2	Provisions concerning Special Voting Shares.

5.2.1	If the provisions concerning Special Voting Shares as included in this article 5.2 conflict with any other provisions of these articles of association, this article 5.2 will prevail.

5.2.2

The Board shall adopt the SVS Terms governing the general terms and conditions applicable to the Special Voting Shares. These SVS Terms may be amended pursuant to a resolution by the Board, provided, however, that any not merely technical amendment that is material to shareholders which are registered in the Loyalty Register will be subject to approval of the General Meeting, unless such amendment is required to ensure compliance with applicable laws and/or stock exchange rules.

5.2.3

The Company shall maintain the Special Capital Reserve exclusively for the purpose of facilitating any issuance, conversion or cancellation of Special Voting Shares. The amounts required to maintain the Special Capital Reserve will solely be charged against the Company’s share premium reserve. Without prejudice to the next sentence, no distribution shall be made from the Special Capital Reserve. The Board shall be authorised to resolve upon (i) any distribution out of the Special Capital Reserve to pay up Special Voting Shares or (ii) re-allocation of amounts to credit or debit the Special Capital Reserve against or in favour of the Company’s share premium reserve.

5.2.4

Each Special Voting Share A can be converted into one Special Voting Share B and each Special Voting Share B can be converted into one Special Voting Share C. Each Special Voting Share A or Special Voting Share B will be automatically converted into one Special Voting Share B or one Special Voting Share C, respectively, upon the issuance of a conversion statement by the Company, on the terms contained in the conversion statement. The Company will issue such conversion statement if and when a Shareholder is entitled to Special Voting Shares B or Special Voting Shares C, all as set out in more detail in the SVS Terms. The difference in the nominal value upon the conversion of a Special Voting Share A into a Special Voting Share B and upon the conversion of a Special Voting Share B into a Special Voting Share C will solely be charged against the Special Capital Reserve.

6	TRANSFER OF SHARES.

6.1	Transfer of Shares.

6.1.1

The transfer of a Share requires a deed executed for that purpose and, save in the event that the Company itself is a party to the transaction, written acknowledgement by the Company of the transfer. Service of notice of the transfer deed or of a certified notarial copy or extract of that deed on the Company will be the equivalent of acknowledgement as stated in this article 6.1.1.

6.1.2

Article 6.1.1 applies mutatis mutandis to the creation of a limited right on a Share, provided that a pledge may also be created without acknowledgement by or service of notice on the Company, in which case article 3:239 BW applies and acknowledgement by or service of notice on the Company will replace the announcement referred to in article 3:239(3) BW.

6.1.3

For as long as Shares are listed on a regulated foreign stock exchange, the Board may resolve, with due observation of the Dutch statutory requirements, that articles 6.1.1 and 6.1.2 shall not apply to the Shares that are registered in the part of the shareholders register which is kept outside the Netherlands by a registrar appointed by the Board for the purpose of the listing on such foreign stock exchange and that the property law aspects of such Shares shall be governed by the law of the state of establishment of such stock exchange or by the law of the state in which deliveries and other legal acts under property law relating to the Shares can or must be made with the consent of such stock exchange.

7	SHAREHOLDERS REGISTER AND LIMITED RIGHTS ON SHARES.

7.1	Shareholders register. Loyalty Register.

7.1.1	The Board must keep a shareholders register and the Board may appoint a registrar to keep the register on its behalf. The register must be regularly updated.

7.1.2

Each Shareholder’s name, address and further information as required by Dutch law or considered appropriate by the Board are recorded in the shareholders register. Holders of Ordinary Shares who have requested to become eligible to obtain Special Voting Shares in accordance with the SVS Terms, will be recorded in the loyalty register, a separate part of the shareholders register with their names, addresses, the entry date, the total number of Ordinary Shares in respect of which a request is made and, when issued, transferred or converted, the total number and class of Special Voting Shares held.

7.1.3

The shareholders register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

7.1.4

If a Shareholder so requests, the Board will provide such Shareholder, free of charge, with written evidence of the information in the shareholders register concerning the Shares registered in the Shareholder’s name.

7.1.5

The provisions in articles 7.1.2 and 7.1.4 equally apply to holders of a right of usufruct or right of pledge on one or more Shares, with the exception of a holder of a right of pledge created without acknowledgement by or service of notice to the Company.

7.2	Right of Pledge.

7.2.1	Ordinary Shares may be pledged and Special Voting Shares may not be pledged.

7.2.2

If an Ordinary Share is encumbered with a right of pledge, the voting rights attached to that Ordinary Share shall vest in the Shareholder, unless at the creation of the pledge the voting rights have been granted to the holder of the right of pledge. Holders of a right of pledge with voting rights have Meeting Rights.

7.2.3	Holders of Ordinary Shares who as a result of a right of pledge do not have voting rights have Meeting Rights. Holders of a right of pledge without voting rights do not have Meeting Rights.

7.3	Right of Usufruct.

7.3.1	A right of usufruct may be created on Shares.

7.3.2

If a right of usufruct has been created on an Ordinary Share, the Shareholder has the voting rights attached to that Ordinary Share, unless at the creation of the usufruct the voting rights were granted to the holder of the right of usufruct.

7.3.3	If a right of usufruct has been created on a Special Voting Share, the voting rights may not be granted to the holder of the right of usufruct.

7.3.4	Holders of a right of usufruct without voting rights do not have Meeting Rights.

8	MANAGEMENT: ONE-TIER BOARD.

8.1	Board: composition and division of tasks.

8.1.1

The Company is managed by the Board. The Board consists of one (1) or more Executive Directors and one (1) or more Non-Executive Directors. The Board determines the number of Executive Directors and Non-Executive Directors, provided that the majority of the Board will consist of Non-Executive Directors.

8.1.2	The Board will designate:

(a)

one of the Executive Directors as Chief Executive Officer, provided that when there is only one Executive Director in office, such Executive Director shall automatically be the Chief Executive Officer; and

(b)	one of the Non-Executive Directors as Lead Non-Executive Director.

The Board may grant the title Chairperson to any individual Director, whether Executive Director or Non-Executive Director, including the Chief Executive Officer.

The Board may grant the title vice-chairperson to one of its Non-Executive Directors. If the Lead Non-Executive Director is absent or unable to act, the vice-chairperson, or another Non-Executive Director designated by the Board, is entrusted with the duties of the Lead Non-Executive Director allocated to him by the Board.

The Board may grant Directors such (additional) titles as the Board deems appropriate and the Board may revoke titles granted to Directors at any time.

8.1.3	The Executive Directors are primarily responsible for all day-to-day operations of the Company.

8.1.4

The Non-Executive Directors amongst others oversee (i) the Executive Directors’ policy and performance of duties and (ii) the Company’s general affairs and its business, and render advice and direction to the Executive Directors. The Non-Executive Directors furthermore perform any duties allocated to them under or pursuant to Dutch law or these articles of association. The Executive Directors shall timely provide the Non-Executive Directors with the information they need to carry out their duties.

8.1.5	The Executive Directors and the Non-Executive Directors shall jointly be responsible for the strategic management of the Company.

8.1.6

With due observance of these articles of association, the Board shall adopt regulations dealing with its internal organisation, the manner in which decisions are taken, the place and manner in which Board meetings are held, the composition, the duties and organisation of committees of the Board and any other matters concerning the Board, the Executive Directors, the Non-Executive Directors and committees established by the Board.

8.1.7

The Board may allocate its duties and powers among the Directors and the committees of the Board in or in accordance with the Board Regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the Executive Directors:

(a)	oversight of the performance of the Executive Directors;

(b)	making a nomination pursuant to article 8.2.1;

(c)	determining an Executive Director’s remuneration; and

(d)	instructing an auditor in accordance with article 10.2.2.

8.1.8	Directors may adopt legally valid resolutions with respect to matters that fall within the scope of the duties allocated to them in or on the basis of the Board Regulations.

8.2	Board: appointment, suspension and dismissal.

8.2.1

Directors will be appointed by the General Meeting on a binding nomination by the Board, provided that one (1) Non-Executive Director, the IIAC Sponsor Nominee, will be appointed on a binding nomination by the IIAC Sponsor if at the time of the convocation of the relevant General Meeting the IIAC Sponsor Group satisfies the Minimum Holding Requirement.

The nomination of the IIAC Sponsor Nominee is subject to approval of the Board if such IIAC Sponsor Nominee had not previously served as Director.

8.2.2	A nomination in accordance with article 8.2.1 will state whether a Person is nominated for appointment as Executive Director or Non-Executive Director.

8.2.3

The binding nomination right of the IIAC Sponsor referred to in article 8.2.1 will lapse with immediate effect if the IIAC Sponsor Group fails to satisfy the Minimum Holding Requirement and such failure continues for a period of twenty (20) Trading Days from the date on which any member of the IIAC Sponsor Group had knowledge of such failure; provided, that this cure period of twenty (20) Trading Days will be available to the IIAC Sponsor Group only if the failure of the Minimum Holding Requirement was not caused in whole or in part by any sale or transfer of Ordinary Shares by any member of the IIAC Sponsor Group. Upon the termination of the binding nomination right in accordance with this article 8.2.3, the IIAC Sponsor Nominee or any temporary Director replacing the IIAC Sponsor Nominee, if applicable, will resign from the Board with immediate effect at the request of the Board.

8.2.4

The General Meeting may at all times overrule a binding nomination for the appointment of a Director by a simple majority of the votes cast, representing more than one/third of the issued share capital. If a majority of the votes is cast in favour of overruling the binding nomination, but that majority does not represent more than one/third of the issued share capital, a new General Meeting may be convened at which the resolution to overrule the binding nomination may be adopted by a simple majority of the votes cast, regardless of the issued share capital represented by that majority.

In the event the binding nomination for the appointment of any Director other than the IIAC Sponsor Nominee is overruled, the Board may make a new binding nomination to fill the vacancy. In the event that also this binding nomination is overruled, the General Meeting shall be free to appoint a Director to fill the vacancy.

In the event the binding nomination for the appointment of the IIAC Sponsor Nominee is overruled, the IIAC Sponsor may make a new binding nomination to fill the vacancy in accordance with article 8.2.1.

A second General Meeting as referred to in article 2:120(3) BW cannot be convened for the purpose of this article.

8.2.5

A Director will be appointed for a term ending at the close of the first annual General Meeting following his appointment. A Director may be reappointed with due observance of the preceding sentence. The term for appointment as referred to in the first sentence of this article may be deviated from by the General Meeting at the proposal of the Board.

8.2.6

The General Meeting may at all times suspend or dismiss a Director. A resolution to suspend or dismiss a Director requires a two/thirds majority of the votes cast, representing more than half of the issued share capital, or, if such resolution is proposed by the Board, a simple majority of the votes cast, representing more than one/third of the issued share capital.

A second General Meeting as referred to in article 2:120(3) BW cannot be convened. The Board may at all times suspend an Executive Director.

For so long as that the IIAC Sponsor Group satisfies the Minimum Holding Requirement at such time, the IIAC Sponsor may request in writing that the Board proposes the suspension or dismissal of the IIAC Sponsor Nominee at any time and the Board will be required to do so accordingly.

8.2.7

A suspension may be extended one (1) or more times, but may not last longer than three (3) months in aggregate. If at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end. A suspension can be terminated by the General Meeting at any time.

8.2.8 (a)

If the seat of an Executive Director is vacant or upon the inability of an Executive Director to act, the remaining Executive Director or Executive Directors shall temporarily be entrusted with the executive management of the Company; provided that the Board may, however, provide for a temporary replacement.

(b)

If the seats of all Executive Directors are vacant or upon the inability of all Executive Directors to act or the sole Executive Director, as the case may be, the executive management of the Company shall temporarily be entrusted to the Non-Executive Directors, provided that the Board may, however, provide for one or more temporary replacements.

(c)

If the seat of a Non-Executive Director is vacant or upon the inability of a Non-Executive Director to act, the remaining Non-Executive Director or Non-Executive Directors shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Non-Executive Director; provided that the Board may, however, provide for a temporary replacement.

(d)

If the seats of all Non-Executive Directors or all Directors are vacant or upon inability of all Non-Executive Directors or all Directors to act, as the case may be, the Board may provide for one or more temporary replacements, and if the Board has not provided for such temporary replacement, the General Meeting shall be authorised to temporarily entrust the performance of the duties and the exercise of the authorities of the Non-Executive Directors on the Board or the Directors, as the case may be, to one or more other individuals. In absence of all Non-Executive Directors or all Directors, the Person or Persons designated by the Board or the General Meeting, as referred to in the previous sentence, shall proceed with the required measures to fill the vacancies without delay.

(e)

If, for the purposes of this article 8.2.8, the seat of the IIAC Sponsor Nominee is vacant or the IIAC Sponsor Nominee is unable to act, provided that the IIAC Sponsor Group satisfies the Minimum Holding Requirement at such time, the IIAC Sponsor may request in writing that the Board replace such IIAC Sponsor Nominee by a temporary replacement nominated in writing by the IIAC Sponsor, which nomination is subject to the approval of the Board in its discretion. The last sentence of article 8.2.3 applies mutatis mutandis.

(f)

Without prejudice to the last sentence of article 8.2.8 under (e), a temporary replacement appointed in accordance with this article 8.2.8 will hold office until the earlier of (i) his death, disability, retirement, resignation, disqualification or dismissal from the Board, (ii) the end of the next annual General Meeting or such General Meeting convened earlier to fill the vacancy and (iii) such time as the vacancy, or inability of the Director, in respect of which he was appointed is resolved.

8.2.9	A Director shall in any event be considered to be unable to act within the meaning of article 8.2.8:

(a)	during the Director’s suspension; or

(b)

during periods when the Company has not been able to contact the Director (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Board).

8.3	Board: decision-making.

8.3.1

The Board adopts its resolutions by a simple majority of the votes cast in a meeting at which a majority of the Directors entitled to vote is present or represented, unless the Board Regulations provide otherwise.

Each Director may cast one vote in the decision-making of the Board. Blank votes, abstentions and invalid votes are regarded as votes that have not been cast.

In a tied vote, the proposal shall be rejected, unless the Board Regulations provide otherwise.

8.3.2

A document stating that one or more resolutions have been adopted by the Board and signed by the Chairperson or by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

8.3.3	At a meeting of the Board, a Director may only be represented by another Director holding a proxy in writing or in a reproducible manner by electronic means of communication.

8.3.4

A Director shall not participate in the deliberations and decision-making process if such Director has a direct or indirect personal conflict of interest with the Company and its associated business enterprise.

8.3.5

If the Board is unable to adopt a resolution as a result of all Directors being unable to participate in the deliberations and decision-making process due to a conflict of interest, the resolution may nevertheless be adopted by the Board and article 8.3.4 does not apply.

8.3.6

The approval of the General Meeting is required for resolutions of the Board regarding an important change in the identity or character of the Company or its associated business enterprise, including in any event:

(a)	the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(b)

concluding or cancelling a long-lasting cooperation of the Company or a Subsidiary with another legal person or company or as a fully liable general partner in a partnership, provided that the cooperation or cancellation is of material significance to the Company; and

(c)

acquiring or disposing of a participating interest in the share capital of a company with a value of at least one/third of the Company’s assets, as shown in the consolidated balance sheet with explanatory notes according to the last adopted Annual Accounts, by the Company or a Subsidiary.

8.3.7

For so long as the IIAC Sponsor Group satisfies the Minimum Holding Requirement, the affirmative vote of the IIAC Sponsor Nominee is required for resolutions of the Board concerning the following matters:

(a)

the making of a proposal to the General Meeting concerning the amendment of the articles of association which adversely affects the rights of the IIAC Sponsor specifically, including, without limitation, articles 8.2.1, 8.2.3, 8.2.4, 8.2.6, 8.2.8(e) and 8.3.7 hereof;

(b)	the cessation or material alteration of the principal business of the Company, including a material change to its corporate purpose, or change of jurisdiction of organization;

(c)	the expansion of the Board to more than fifteen (15) Directors without granting the IIAC Sponsor the right to nominate an additional Director to preserve its proportional representation;

(d)	the dissolution or termination of any standing committee of the Board;

(e)	the deregistration of the Company or delisting of the Ordinary Shares from the New York Stock Exchange; and

(f)

the making of a proposal to the General Meeting for the appointment or removal of the Company’s independent auditors, but only if the replacement is not from among Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers.

Article 8.2.3 applies mutatis mutandis to the termination of the IIAC Sponsor’s right referred to in this article 8.3.7.

8.3.8	The Executive Directors shall not participate in the deliberations and decision-making process regarding:

(a)	making a nomination pursuant to article 8.2.1;

(b)	determining an Executive Director’s remuneration; and

(c)	instructing an auditor in accordance with article 10.2.2.

8.3.9	Meetings of the Board can be held through telephone, videoconference or other means of electronic communication.

8.3.10

The Board may also adopt resolutions without holding a meeting, provided that such resolutions are adopted in writing or in a reproducible manner by electronic means of communication, and all Directors entitled to vote consented to adopting the resolution without holding a meeting.

Articles 8.3.4, 8.3.5, 8.3.6 and 8.3.8 apply mutatis mutandis to adoption by the Board of resolutions without holding a meeting.

8.4	Board: remuneration.

8.4.1

The Company shall have a policy or policies in respect of the remuneration of Executive Directors and Non-Executive Directors. This combined policy is, or these policies separately are, adopted by the General Meeting at the proposal of the Board. A resolution to adopt a remuneration policy requires a simple majority of the votes cast.

8.4.2

The remuneration of the Executive Directors is determined by the Board in accordance with the remuneration policy adopted by the General Meeting. The remuneration of the Non-Executive Directors is determined by the Non-Executive Directors, which for the purpose of this article 8.4.2 are considered a corporate body, in accordance with the remuneration policy adopted by the General Meeting.

8.4.3

A proposal with respect to remuneration schemes for the Directors in the form of Shares or rights to subscribe for Shares must be submitted by the Board to the General Meeting for its approval. This proposal states at least the maximum number of Shares or rights to subscribe for Shares that may be granted to Directors and the criteria for making and amending such grants.

8.5	Representation.

8.5.1	The Board and any Executive Director is authorised to represent the Company.

8.5.2

The Board may authorise one or more Persons, whether or not employed by the Company, to represent the Company on a continuing basis or authorise in a different manner one or more Persons to represent the Company.

8.6	Indemnity.

8.6.1

The Company shall indemnify any and all of its Directors, officers, former Directors, former officers and any Person who may have served at its request as a director or officer of a Subsidiary, who were or are made a party or are threatened to be made a party to or are involved in a Proceeding, against any and all liabilities, damages, documented expenses (including attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.

8.6.2

The Company shall reimburse costs and capital losses immediately on receipt of an invoice or another document showing the costs or capital losses incurred by the indemnified Person, on the condition that the indemnified Person has undertaken in writing to repay these costs and reimbursements if a repayment obligation as referred to in this article 8.6 arises.

8.6.3

Notwithstanding article 8.6.1, no indemnification shall be made (i) in respect of any claim, issue or matter as to which such Person shall be adjudged by the competent court or, in the event of arbitration, by an arbiter, in a final and non-appealable decision, to be liable for gross negligence or willful misconduct in the performance of such Person’s duty to the Company or (ii) to the extent that the costs or the capital losses of the indemnified Person are paid by another party or covered by an insurance policy and the insurer has paid out these costs or capital losses.

8.6.4

The right to indemnification conferred in this article 8.6 shall include a right to be paid or reimbursed by the Company for any and all reasonable and documented expenses incurred by any Person entitled to be indemnified under this article 8.6 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that such Person shall undertake to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this article 8.6.

8.6.5	The Company may take out liability insurance for the benefit of the indemnified Persons.

8.6.6	The Board may further implement this article 8.6 in one or more agreements or otherwise.

8.6.7

This article 8.6 may be amended without the consent of the indemnified Persons, but no amendment or repeal of this article 8.6 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

9	GENERAL MEETINGS.

9.1	General Meetings.

9.1.1	General Meetings can be held in Amsterdam, Haarlemmermeer (Schiphol Airport), The Hague and Rotterdam.

9.1.2	The annual General Meeting shall be held each year, no later than six months after the end of the financial year of the Company.

9.1.3

The Board shall provide to the General Meeting any information it requests, unless this would be contrary to an overriding interest of the Company. If the Board invokes an overriding interest, the reasons for this must be explained.

9.2	General Meetings: convening meetings.

9.2.1	General Meetings are convened by the Board.

9.2.2

One or more holders of Shares and/or other Persons with Meeting Rights alone or jointly representing at least the percentage of the issued share capital as required by Dutch law may request the Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may, at its/their request, be authorised by the preliminary relief judge of the district court to convene a General Meeting.

9.3	General Meetings: notice of meetings and agenda.

9.3.1

Notice of a General Meeting must be given by the Board with due observance of a notice period of at least such number of days prior to the day of the meeting as required by Dutch law and in accordance with Dutch law.

9.3.2

The Board may decide that the notice to a Person with Meeting Rights who agrees to an electronic notification is replaced by a legible and reproducible message sent by electronic mail to the address indicated by such Person to the Company for such purpose.

9.3.3	The notice convening a meeting is issued in accordance with Dutch law and by a public announcement in electronic form which can be directly and continuously accessed until the General Meeting.

9.3.4

An item requested in writing by one or more Shareholders and/or other Persons with Meeting Rights solely or jointly representing at least the percentage of the issued share capital as required by Dutch law shall be included in the notice of the meeting or announced in the same manner, if the Company has received the request, including the reasons, no later than on the day prescribed by Dutch law.

9.3.5

Requests as meant in articles 9.2.2 and 9.3.4 may be submitted electronically. The Board may establish conditions to requests referred to in the previous sentence, which conditions shall be posted on the website of the Company.

9.4	General Meetings: attending meetings.

9.4.1

The Board may determine that those Persons with Meeting Rights and those Persons with Voting Rights who are on the Record Date for a General Meeting listed as such in a register designated for that purpose by the Board, are deemed Persons with Meeting Rights or Persons with Voting Rights, respectively, for that General Meeting, regardless of who is entitled to the Shares at the time of the General Meeting.

9.4.2

In order for a Person to be able to exercise Meeting Rights and the right to vote in a General Meeting, that Person must notify the Company in writing of such Person’s intention to do so no later than on the day and in the manner mentioned in the notice convening the General Meeting.

9.4.3

The Board may decide that Persons with Voting Rights may, within a period prior to the General Meeting to be set by the Board, which period cannot begin prior to the Record Date, cast their votes electronically or by means of a letter in a manner to be decided by the Board. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

9.4.4

The Board may decide that each Person with Meeting Rights has the right, in person or represented by a written proxy, to take part in, address and, to the extent such Person is entitled to vote, to vote at the General Meeting using electronic means of communication, provided that such Person can be identified via the same electronic means and is able to directly observe the proceedings and, to the extent such Person is entitled to vote, to vote at the meeting. The Board may establish conditions to the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and for the reliability and security of the communication. The conditions must be included in the notice convening the meeting and be published on the Company’s website.

9.4.5	Directors are authorised to attend the General Meeting, in person or by electronic means of communication, and have an advisory vote at the General Meeting.

9.4.6	The chairperson of the General Meeting decides on all matters relating to admission to the General Meeting. The chairperson of the General Meeting may admit third parties to the General Meeting.

9.4.7

The Company may direct that any Person, before being admitted to a General Meeting, identify himself by means of a valid passport or other means of identification and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances.

9.4.8	The General Meeting may be conducted in a language other than the Dutch language, if so determined by the chairperson of the General Meeting.

9.5	General Meetings: order of discussion, minutes.

9.5.1

The General Meeting is chaired by the Chairperson or in his absence by the Lead Non-Executive Director. If both the Chairperson and the Lead Non-Executive Director are absent, the General Meeting is chaired by one of the other Directors or any other Person designated for that purpose by the Board. The chairperson of the General Meeting appoints the secretary of the General Meeting.

9.5.2

The chairperson of the General Meeting determines the order of discussion in accordance with the agenda and may limit speaking time or take other measures to ensure that the meeting proceeds in an orderly manner. The chairperson of the General Meeting may chair the General Meeting by electronic means of communication.

9.5.3	All issues relating to the proceedings at or concerning the meeting are decided by the chairperson of the General Meeting.

9.5.4

Minutes of the business transacted at the meeting must be kept by the secretary of the meeting, unless a notarial record of the General Meeting is prepared. Minutes of a General Meeting are adopted and subsequently signed by the chairperson and the secretary of the General Meeting.

9.5.5	A written confirmation signed by the chairperson of the General Meeting stating that the General Meeting has adopted a resolution constitutes valid proof of that resolution towards third parties.

9.6	General Meetings: decision-making.

9.6.1	Insofar Dutch law or these articles of association do not prescribe a larger majority, the General Meeting adopts resolutions by a simple majority of votes cast.

9.6.2

Each Ordinary Share confers the right to cast one (1) vote. Each Special Voting Share A confers the rights to cast one (1) vote, each Special Voting Share B confers the right to cast four (4) votes and each Special Voting Share C confers the right to cast nine (9) votes.

Blank votes, abstentions and invalid votes are regarded as votes that have not been cast.

9.6.3

No vote may be cast at the General Meeting for a Share held by the Company or one of its Subsidiaries or in respect of a Share for which any of them holds the depository receipts. Holders of a right of usufruct or a right of pledge on Shares belonging to the Company or its Subsidiaries are not excluded from voting if the right of usufruct or the right of pledge was created before the Share concerned belonged to the Company or one of its Subsidiaries. The Company or a Subsidiary may not cast a vote in respect of a Share on which it holds a right of usufruct or a right of pledge. When determining the extent to which shareholders are entitled to vote, are present or represented, or to the extent to which the share capital is present or represented, no account shall be taken of shares in respect of which Dutch law or these articles of association provide that not votes may be cast.

9.6.4	The chairperson of the General Meeting determines the method of voting.

9.6.5	The ruling by the chairperson of the General Meeting on the outcome of a vote is decisive.

9.6.6	In event of a tied vote, the proposal will be rejected.

9.6.7	All disputes concerning voting for which neither Dutch law nor the articles of association provide a solution are decided by the chairperson of the General Meeting.

9.7	Meetings of holders of Shares of a specific class.

9.7.1

Meeting of holders of Shares of a specific class will be held whenever the Board calls such meetings. The provisions of this article 9 apply mutatis mutandis to the meeting of holders of Shares of a specific class, except as provided otherwise in this article 9.7.

9.7.2	All resolutions of a meeting of holders of Shares of a specific class will be adopted by a simple majority of the votes cast on Shares of the relevant class.

9.7.3

With respect to a meeting of holders of Shares of a class which are not listed, the notice is sent no later than on the sixth day prior to the day of the meeting and no record date applies. If at such meeting, all outstanding Shares of the relevant class are represented, valid resolutions can be adopted if the provisions of article 9.7.1 have not been observed, provided that such resolutions are adopted with unanimous votes.

10	FINANCIAL YEAR, ANNUAL REPORTING AND AUDITOR.

10.1	Financial year. Annual reporting.

10.1.1	The Company’s financial year coincides with the calendar year.

10.1.2

Each year, within the statutory period, the Board shall prepare Annual Accounts. The Annual Accounts must be accompanied by an auditor’s statement as referred to in article 10.2.1, the Management Report, and the additional information to the extent that this information is required.

10.1.3	The Annual Accounts must be signed by all Directors. If the signature of one or more of them is missing, this and the reasons for this must be disclosed.

10.1.4

The Company shall ensure that the Annual Accounts, the Management Report and the additional information referred to in article 10.1.2 are available at the Company’s address from the day of the notice of the General Meeting at which they are to be discussed.

The Persons with Meeting Rights may inspect these documents and obtain a copy free of charge.

10.1.5	The Annual Accounts are adopted by the General Meeting.

10.1.6	In the General Meeting where adoption of the Annual Accounts is discussed, a proposal to grant discharge to the members of the Board may be discussed as a separate item on the agenda.

10.2	Auditor.

10.2.1

The General Meeting instructs a statutory auditor to audit the Annual Accounts in accordance with article 2:393(3) BW. The instruction may be given to a firm in which chartered accountants work together. The Board shall nominate an auditor for instruction.

10.2.2	If the General Meeting fails to issue the instructions to the auditor, the Board is authorised to do so.

10.2.3

The instructions issued to the auditor may be revoked by the General Meeting and by the corporate body issuing the instructions. The instructions may only be revoked for valid reasons and in accordance with article 2:393(2) BW.

10.2.4	The auditor shall report the findings of the audit to the Board and present the results of the audit in a statement on the true and fair view provided by the Annual Accounts.

10.2.5	The Board may issue instructions (other than those referred to above) to the above auditor or to a different auditor at the Company’s expense.

11	PROFIT, LOSS AND DISTRIBUTIONS.

11.1	Profit and loss. Distributions on Shares.

11.1.1	Distribution of dividends pursuant to this article 11.1 will take place after the adoption of the Annual Accounts which show that the distribution is allowed.

11.1.2

The Company may make distributions on Shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by Dutch law or the articles of association.

11.1.3

The Company shall maintain a separate dividend reserve for each class of Special Voting Shares. The Special Voting Shares shall not carry any entitlement to any other reserve of the Company. Distributions from the dividend reserve of a class of Special Voting Shares shall be made exclusively to the holders of Special Voting Shares of that class in proportion to the aggregate nominal value of their Special Voting Shares. Any distribution out of a Special Voting Shares dividend reserve or the partial or full release of any such reserve will require a prior proposal from the Board and a resolution of the meeting of holders of the relevant class of Special Voting Shares.

11.1.4	The Board may determine that any amount out of the profit will be added to the reserves.

11.1.5

The profits remaining thereafter shall first be applied to allocate and add to the dividend reserve for each class of Special Voting Shares an amount equal to one percent (1%) of the aggregate nominal value of all issued and outstanding Special Voting Shares of that class.

11.1.6	The profit remaining after application of article 11.1.5 will be at the disposal of the General Meeting.

11.1.7	The General Meeting may only resolve to make a distribution on Ordinary Shares in kind or in the form of Ordinary Shares at the proposal of the Board.

11.1.8

Subject to the other provisions of this article 11.1, the General Meeting may, at the proposal of the Board, resolve to make distributions on Ordinary Shares from one or several reserves which the Company is not prohibited from distributing by virtue of Dutch law or the articles of association.

11.1.9

For the purpose of calculating the amount of any distribution, Shares held by the Company will not be taken into account. No distribution will be made on Ordinary Shares held by the Company, unless those Ordinary Shares are encumbered with a right of usufruct or a right of pledge.

11.2	Interim distributions.

11.2.1

The Board or the General Meeting at the proposal of the Board may resolve to make interim distributions on Ordinary Shares if an interim statement of assets and liabilities shows that the requirement of article 11.1.2 has been met. Interim distributions may be made in cash, in kind or in the form of Ordinary Shares and be made from one or several reserves which the Company is not prohibited from distributing by virtue of Dutch law or the articles of association

11.2.2

The interim statement of assets and liabilities referred to in article 11.2.1 relates to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. This interim statement must be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under Dutch law and the articles of association must be included in the statement of assets and liabilities. The statement must be signed by the Directors. If one or more of their signatures are missing, this absence and the reason for this absence must be stated.

11.3	Notices and payments.

11.3.1

Any proposal for a distribution on Ordinary Shares must immediately be published by the Board in accordance with the regulations of the stock exchange where the Ordinary Shares are officially listed at the Company’s request. The notification must specify the date when and the manner in which the distribution will be payable or—in the case of a proposal for distribution—is expected to be made payable.

11.3.2	Distributions will be payable on the day determined by the Board.

11.3.3

The Persons entitled to a distribution shall be the relevant Shareholders, holders of a right of usufruct on Shares and holders of a right of pledge on Ordinary Shares, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

11.3.4	Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to the Company and will be carried to the reserves.

11.3.5	The Board may determine that distributions on Shares will be made payable either in euro or in another currency.

12	AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION AND LIQUIDATION.

12.1	Amendments to these articles of association. Dissolution.

12.1.1	Without prejudice to article 8.3.7(a), a resolution to amend these articles of association or to dissolve the Company may only be adopted by the General Meeting at the proposal of the Board.

12.1.2

If a proposal to amend these articles of association is to be submitted to the General Meeting, it shall be so stated in the notice convening the meeting, and a copy of the proposal containing the text of the proposed amendment shall be made available at the Company’s office for inspection by every Shareholder and other Person with Meeting Rights, from the date of the notice convening the meeting until the conclusion of such General Meeting.

12.2	Liquidation.

12.2.1	If the Company is dissolved, the liquidation is carried out by the Board, unless the General Meeting resolves otherwise at the proposal of the Board.

12.2.2	These articles of association remain in force as long as possible during the liquidation.

12.2.3	The surplus assets of the Company remaining after satisfaction of its debts will be divided, in accordance with the provisions of article 2:23b BW, as follows:

(a)

firstly, the balance of the dividend reserve for each class of Special Voting Shares will be for the benefit of the holders of Special Voting Shares of that class in proportion to the aggregate nominal value of the class of their Special Voting Shares; and

(b)

secondly, the balance, if any, remaining after the payments referred to under (a) will be for the benefit of the holders of Ordinary Shares in proportion to the aggregate nominal value of Ordinary Shares held by each of them.

13	TRANSITIONAL PROVISIONS.

13.1	Scenario I. Authorized share capital.

Article 3.1.1 will be in force until the Board has deposited a statement with the Dutch Trade Register as referred to in articles 13.2 or 13.3. If the Board has issued a statement as referred to in articles 13.2 or 13.3 but wishes to reinstate the original article 3.1.1, the Board will deposit a statement with the Dutch Trade Register to that effect, as a result of which that original article 3.1.1 will be in force again, provided that the issued share capital of the Company as of depositing the statement aforementioned at least equals three million seven hundred and forty thousand euro (EUR 3,740,000) and does not exceed the limits of the authorised share capital of the Company provided in article 3.1.1.

13.2	Scenario II. Authorized share capital.

In deviation of the provisions set out in article 3.1.1, if the issued share capital of the Company at least equals, or, as of depositing the statement referred to in this article 13.2, will at least equal six million and eight hundred thousand euro (EUR 6,800,000) and does not, or, as of depositing the statement referred to in this article 13.2, will not exceed thirty-four million euro (EUR 34,000,000), the Board may deposit a statement to that effect with the Dutch Trade Register, as a result of which article 3.1.1 will read as follows:

3.1.1 The authorised share capital of the Company amounts to thirty-four million euro (EUR 34,000,000) and is divided into:

(a)	four hundred million (400,000,000) Ordinary Shares, each with a nominal value of two eurocents (EUR 0.02);

(b)	fifty million (50,000,000) Special Voting Shares A, each with a nominal value of two eurocents (EUR 0.02);

(c)	two hundred million (200,000,000) Special Voting Shares B, each with a nominal value of eight eurocents (EUR 0.08); and

(d)	fifty million (50,000,000) Special Voting Shares C, each with a nominal value of eighteen eurocents (EUR 0.18).

13.3	Scenario III. Authorized share capital.

In deviation of the provisions set out in article 3.1.1, if the issued share capital of the Company at least equals, or, as of depositing the statement referred to in this article 13.3, will at least equal nine million and eight hundred thousand euro (EUR 9,800,000) and does not, or, as of depositing the statement referred to in this article 13.3, will not exceed forty-nine million euro (EUR 49,000,000), the Board may deposit a statement with the Dutch Trade Register, as a result of which article 3.1.1 will read as follows:

3.1.1 The authorised share capital of the Company amounts to forty-nine million euro (EUR 49,000,000) and is divided into:

(a)	four hundred million (400,000,000) Ordinary Shares, each with a nominal value of two eurocents (EUR 0.02);

(b)	fifty million (50,000,000) Special Voting Shares A, each with a nominal value of two eurocents (EUR 0.02);

(c)	fifty million (50,000,000) Special Voting Shares B, each with a nominal value of eight eurocents (EUR 0.08); and

(d)	two hundred million (200,000,000) Special Voting Shares C, each with a nominal value of eighteen eurocents (EUR 0.18).

13.4	General Meeting resolutions outside a meeting.

Until the day after the day on which these articles of association come into effect, the articles of association will have an article 9.6.8, which will read as follows:

9.6.8

The General Meeting may adopt any resolution which it may adopt at a General Meeting without holding a meeting, provided that all Persons with Voting Rights have voted in favour of the proposals and the votes have been cast in writing or by electronic means of communication.